PRESS RELEASE

China BAK Battery Reports Third Quarter Fiscal 2007 Financial Results and Appoints New CFO

Shenzhen, China - August 2, 2007 - China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK) today announced financial results for the third quarter of fiscal 2007 (“FY07”) and the appointment of Tony Shen as Chief Financial Officer.

Recent Achievements and Highlights

●	Maintained the same level of revenue as in the preceding quarter in a slow season and generated positive operating cash flow
●	Increased sales to China OEM market and gained more China OEM customers
●
Continued to improve product mix, with higher-margin aluminum case cells now accounting for 50% of revenue and with 127.7% growth in sales of cylindrical cells and 89.5% growth in sales of lithium polymer cells from last quarter

●	Available credit facilities increased to $161.7 million on June 30, 2007 from $110.5 million on March 31, 2007
●	Strengthened management team with hiring of new CFO, and
●	Continued focus on completing transition from replacement to OEM markets and improving financial results

Third Quarter FY07 Financial Results

Net revenues for the third quarter of FY07 were $29.5 million, flat sequentially and down 11.7% from $33.4 million in the same quarter of FY06. The year-over-year decline was primarily due to lower sales volume and price in steel case cells, offset by higher sales volume and price in aluminum case cells. Revenues from steel case cells were $5.3 million, down 30.7% from $7.6 million last quarter, and down 57.1% from $12.3 million in the same quarter of last year. Revenues from aluminum-case cells were $14.7 million, up 24.1% from $11.9 million last quarter and 40.7% from $10.5 million in the same period of last year. Revenues from battery packs were $4.5 million, up 244.7% from $1.3 million last quarter and up 52.0% from $3.0 million in the same quarter of last year. Revenues from high-power lithium-ion cells were $3.1 million, down 60.2% from $7.9 million last quarter, and down 57.9% from $7.4 million in the same quarter of last year. Revenues from cylindrical cells, used in notebook computers, were $1.0 million, up 127.7% from last quarter and up 14 times from the same quarter of last year. Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $0.9 million, up 89.5% from last quarter and up 350.5% from the same quarter of last year.

Gross profit for the third quarter of FY07 was $5.1 million, down 17.6% from $6.1 million last quarter and down 40.4% from $8.5 million in the same quarter of last year. Gross margin was 17.2%, compared to 20.8% last quarter and 25.4% in the same quarter of last year. The sequential and year-over-year decline in gross margin was the result of lower average selling prices of steel-case cells, and higher depreciation related to newly completed manufacturing lines. The increase in average selling prices of aluminum cells and their proportion in the volume mix partially offset the decline in gross margin.

Operating expenses totaled $6.5 million or 22.0% of revenues, as compared to $4.1 million or 14.0% of revenues last quarter and $3.5 million or 10.4% of revenues in the same quarter of last year. Research and development expenses were $1.1 million or 3.8% of revenues, as compared to $0.9 million or 3.1% of revenues last quarter and $0.5 million or 1.4% of revenues in the same quarter of last year, due to higher share-based compensation cost, additional new staff members and R&D materials, and more research projects in process. Sales and marketing expenses were $1.2 million or 4.0% of revenues, as compared to $1.1 million, or 3.6% of revenues last quarter and $1.0 million or 3.1% of revenues in the same quarter of last year. General and administrative expenses were $4.2 million or 14.2% of revenues, as compared to $2.2 million or 7.3% of revenues last quarter and $2.0 million or 5.9% of revenues in the same quarter last year, as a result of increased salaries due to additional staff as well as increased average salary, and increased depreciation expenses due to increased fixed assets. Bad debt expenses increased by $1.7 million from the same quarter of last year due to provision charged on one customer after assessment of the collection risk of accounts receivables.

Operating loss for the third quarter of FY07 was $1.4 million, as compared to operating income of $2.0 million last quarter and operating income of $5.0 million in the same quarter of last year. Operating margin was negative 4.8%, as compared to 6.8% last quarter and 15.0% in the same quarter last year.

Net loss was $2.7 million in the third quarter of FY07, as compared to net income of $0.4 million last quarter and net income of $4.7 million in the same quarter of last year. Diluted earnings per share were negative $0.05, compared with $0.01 per diluted share last quarter and $0.09 per diluted share in the same quarter of last year.

Xiangqian Li, China BAK’s Chief Executive Officer, said, “During the June quarter, we have made some progress on the steps we outlined on May 8. Although this quarter is a slow season for our business, we maintained the same level of revenue as in the last quarter; and our product mix has improved. While we are pleased with the performance of our aluminum, cylindrical and polymer battery cell businesses, we saw poor results in our steel case battery cell business. While we experienced a net loss, we maintained positive operating cash flow. Despite the challenges we continue to face, we are still confident in completing our transition from the replacement to OEM markets and improving our financial results as previously expected.”

Nine Months FY07 Financial Results

For the nine months ended June 30, 2007, revenues increased 4.5% to $102.1 million, compared to $97.7 million for the nine months ended June 30, 2006. Gross profit was $19.4 million, down 30.2% from $27.8 million for the nine months ended June 30, 2006. Operating income was $4.1 million, down 75.1% from $16.7 million for the nine months June 30, 2006. Operating margin was 4.1%, as compared to 17.1% for the nine months ended June 30, 2006. Net income was $1.3 million, down 91.4% from $15.4 million for the nine months ended June 30, 2006. Diluted earnings per share were $0.03, compared to $0.31 per diluted share for the nine months ended June 30, 2006.

Financial Condition

At June 30, 2007, the Company had $8.9 million in cash and working capital of negative $4.7 million, reflecting a current ratio of 0.96:1. The company generated $2.3 million in cash flow from operating activities during the quarter, compared to $7.5 million in cash flow from operating activities last quarter and $0.4 million cash used in operating activities in the same quarter of last year. Available credit facilities increased to $161.7 million at June 30, 2007 as compared to $110.5 million at March 31, 2007.

Appointment of CFO

China BAK has appointed Mr. Tony Shen as CFO, effective August 3, 2007. Mr. Shen joined China BAK as Vice President of Strategic Development in May 2007. Before joining China BAK, Mr. Shen was Acting CFO of eLong Inc. (Nasdaq: LONG), an online travel service provider. Former CFO Mr. Yongbin Han will remain Vice President of Finance. He will support the CFO in management of the Accounting and Treasury functions, and government and bank relationship in China. “I’m pleased that our management team has grown stronger and I believe our communication with the investor community will be better facilitated by adding Tony Shen as our CFO. We thank Mr Han for his important contributions to China BAK; our team will continue to work together to bring better results to our shareholders ,” stated Mr. Li.

Business Outlook

Mr. Li added, “Looking forward, we will focus on our efforts to grow our business in the following areas: increasing sales to OEM’s, especially international Tier-1 OEM’s; continuing to build on our growth in cylindrical cells used in notebook computers; and expanding our product offerings and customer base for lithium polymer cells used in portable electronic devices.”

Conference Call

The company will host a conference call at 9:00 p.m. ET on Thursday, August 2, 2007, to discuss results for the third quarter of fiscal 2007 ended June 30, 2007. Joining Xiangqian Li, China BAK’s President and Chief Executive Officer on the call will be Yongbin Han, current Chief Financial Officer, Dr. Huanyu Mao, Chief Operating Officer and Chief Technology Officer and Tony Shen, the newly appointed Chief Financial Officer starting August 3, 2007. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 482-0024. International callers should dial (617) 801-9702. The pass code for the call is 52663914. If you are unable to participate in the call at this time, a replay will be available on Thursday, August 2 at 11:00 p.m. ET, through Thursday, August 16, at 12:00 p.m. ET. To access the replay, please dial (888) 286-8010. International callers should dial (617)801-6888 and enter the conference ID number 80795431. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the CBAK website at http://www.bak.com.cn. To listen to the live webcast, please go to the CBAK website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on CBAK’s website for 90 days.

About Tony Shen

Prior to joining China BAK, Tony Shen was Acting CFO at eLong Inc. (NASDAQ: LONG) from 2006 to 2007. Prior to eLong, Tony Shen was at China Netcom and its affiliated companies from 2003 to 2005, where he served as CFO and Vice President of Finance for Joyzone Networks, an affiliate of China Netcom, and as General Manager of Overseas Investment Management, China Netcom International. Prior to joining China Netcom, Mr Shen served in several senior finance roles at Solectron Corporation (NYSE: SLR) in the US from 1999 to 2003. Mr Shen received a BE in Electrical Engineering from Tsinghua University and an MBA from Columbia Business School.

About China BAK Battery Inc.

China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers, cordless power tools and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs (Personal Digital Assistants). China BAK’s 1.9 million square foot facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK is the largest manufacturer of lithium-ion battery cells for China’s cellular phone replacement battery market.

Safe Harbor Statements

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “should,” “believes,” “will,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as well as China BAK’s Quarterly Reports on Form 10-Q for FY07, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Tracy Li
Tel: +86-755-89770093
Email:tracylee@bak.com.cn

-Financial Tables Follow-

China BAK Battery Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Income and Comprehensive Income
For the three months ended June 30, 2007 and 2006, and March 31, 2007
(Amounts in thousands U.S. dollars, except per share data; unaudited)

	Three months ended June 30 ,2007	Three months ended March 31,2007	Three months ended June 30, 2006

Net revenues	$29,477	$29,529	$33,397
Cost of revenues	(24,415)	(23,383)	(24,899)
Grossprofit	5,062	6,146	8,498

Operating expenses:
Research and development costs	(1,118)	(928)	(477)
Sales and marketing expenses	(1,165)	(1,064)	(1,041)
General and administrative expenses	(4,189)	(2,152)	(1,962)
Total operating expenses	(6,472)	(4,144)	(3,480)

Operating income / (loss)	(1,410)	2,002	5,018

Finance costs, net	(1,070)	(1,164)	(297)
Other expenses	(90)	(240)	(1)
Income/(Loss) before income taxes	(2,570)	598	4,720

Income taxes	(120)	(158)	(43)
Net income/(loss)	$(2,690)	$440	$4,677
Other comprehensive income/(loss)
- Foreign currency translation adjustment	1,942	1,150	363
Comprehensive income/(loss)	$(748)	$1,590	$5,040

Net income/(loss) per share:
-Basic	$(0.05)	$0.01	$0.10
-Diluted	$(0.05)	$0.01	$0.09
Weighted average number of
ordinary shares:
-Basic	48,893	48,889	48,878
-Diluted	48,893	49,419	49,275

- more -

China BAK Battery Inc. and Subsidiaries
Condensed interim consolidated balance sheets
As of June 30, 2007 and September 30, 2006
(Amounts in thousands of U.S. dollars)

	June 30,		September 30,
	2007		2006
Assets	(unaudited	)
Current assets
Cash and cash equivalents	$8,945		$21,100
Pledged deposits	3,529		12,972
Trade accounts receivable, net	52,367		64,332
Inventories	62,491		47,389
Prepayments and other receivables	1,844		1,134
Total current assets	129,176		146,927

Property, plant and equipment, net	138,265		109,406
Lease prepayments, net	17,725		3,161
Intangible assets, net	95		75
Deferred tax assets	78		86

Total assets	$285,339		$259,655

Liabilities
Current liabilities
Short-term bank loans	$67,625		$67,900
Accounts and bills payable	48,517		48,316
Accrued expenses and other payables	17,767		25,881
Share-based payment liabilities	-		3,625
Total current liabilities	133,909		145,722

Long-term bank loans	26,262		-
Deferred tax liabilities	321		305

Total liabilities	160,492		146,027

Shareholders'’ equity
Ordinary shares US$0.001 par value; 100,000,000 authorized; 48,885,896 and 48,893,396 issued and outstanding as of September 30, 2006 and June 30, 2007 respectively	49		49
Additional paid-in-capital	73,376		68,127
Statutory reserves	6,394		5,792
Retained earnings	36,943		36,212
Accumulated other comprehensive income	8,085		3,448

Total shareholders'’ equity	124,847		113,628
Total liabilities and shareholders'’ equity	$285,339		$259,655

- more -

China BAK Battery Inc. and Subsidiaries
Condensed interim consolidated statements of cash flows
For the Three Months Ended June 30, 2007 and 2006, and March 31, 2007
(Amounts in thousands U.S. dollars, unaudited)

	Three months ended June 30, 2007	Three months ended March 31,2007	Three months ended June 30,2006
Cash flow from operating activities
Net income/(loss)	$(2,690)	$440	$4,677
Adjustments to reconcile net income/(loss) to net cash provided by / (used in ) operating activities:
Depreciation and amortization	2,337	2,211	1,621
Bad debt expense	1,731	(851)	54
Share-based compensation	756	606	596
Deferred income tax	25	60	(16)

Changes in operating assets and liabilities:
Trade accounts receivable	3,287	12,805	643
Inventories	(7,025)	(9,744)	(6,693)
Prepayments and other receivables	(338)	(107)	1,228
Accounts and bills payable	4,729	4,960	(2,048)
Accrued expenses and other payables	(492)	(2,875)	(424)

Net cash provided by / (used in) operating activities	$2,320	$7,505	$(362)

Cash flow from investing activities
Purchases property, plant and equipment	(15,714)	(10,334)	(17,702)
Payment of lease prepayment	(707)	(13,024)	-
Purchases of intangible assets	(29)	-	(18)

Net cash used in investing activities	$(16,450)	$(23,358)	$(17,720)

Cash flow from financing activities
Proceeds from borrowings	36,210	37,347	30,195
Repayment of borrowings	(33,657)	(32,970)	(20,515)
Decrease in pledged deposits	5,597	571	6,288

Net cash provided by financing activities	$8,150	$4,948	$15,968

Effect of exchange rate changes on cash and cash equivalents	85	381	523

Net decrease in cash and cash equivalents	(5,895)	(10,524)	(1,591)

Cash and cash equivalents at the beginning of period	14,840	25,364	7,923

Cash and cash equivalents at the end of period	$8,945	$14,840	$6,332

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